Exhibit 99.5

Consent of Dr. John Rutledge

I hereby consent to the use in the proxy statement/prospectus relating to the proposed merger involving Solutia Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Eastman Chemical Company (the “Registration Statement”), of the references to my name and description of my services contained therein under the heading “The Merger—Presentations by Solutia’s Consultants”. In giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do I admit that I am an expert with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ DR. JOHN RUTLEDGE
DR. JOHN RUTLEDGE

New York, New York

May 16, 2012